Exhibit 99.1

Irenic Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares
and Warrants, Commencing June 18, 2026

New York, NY, June 12, 2026 – Irenic Acquisition Corp. (Nasdaq: IACQ) (the “Company”) announced today that, commencing June 18, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “IACQ” and “IACQW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “IACQU.” Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT IRENIC ACQUISITION CORP.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry sector or geographical location. The Company currently intends to focus on target businesses in the aerospace, defense, and broader industrial sectors.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Longacre Square Partners

Dan Zacchei / Ashley Areopagita

irenic@longacresquare.com